Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401

October 21, 2022

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Sientra, Inc., a Delaware corporation (the “Company”), of (i) up to 17,785,000 shares of the common stock (including 5,217,390 shares subject to the exercise of the option to purchase additional shares by the Underwriter), par value $0.01 per share (the “Common Stock”), (ii) pre-funded common stock purchase warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 22,214,990 shares of common stock (the “Pre-Funded Warrant Shares”), and (iii) warrants (the “Warrants”) to purchase up to 39,999,990 shares of common stock (including warrants to purchase 5,217,390 shares of common stock subject to the exercise of the option to purchase additional shares by the Underwriter) (the “Warrant Shares” and together with the Common Stock, the Pre-Funded Warrants, the Pre-Funded Warrant Shares and the Warrants, collectively, the “Securities”), pursuant to a Registration Statement on Form S-3 (File 333-264888) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2022, under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 27, 2022 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated October 18, 2022, and the final prospectus supplement dated October 21, 2022, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together the “Prospectus Supplements”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Base Prospectus and Prospectus Supplements, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Securities have been duly and validly authorized and, when issued and sold pursuant to that certain Underwriting Agreement by and between the Company and Craig-Hallum Capital Group LLC, dated October 21, 2022 (and, in the case of the Pre-Funded Warrant Shares and Warrants Shares, when exercised pursuant to the terms of the Pre-Funded Warrants and Warrants, respectively), in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplements, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)